Exhibit 99.1
October 26, 2021
Echo Global Logistics Reports Record Third Quarter 2021 Results
CHICAGO, Oct. 26, 2021 /PRNewswire/ -- Echo Global Logistics, Inc. (NASDAQ: ECHO), a leading provider of technology-enabled transportation management services, today reported financial results for the quarter ended September 30, 2021.
Recent Merger Announcement
On September 9, 2021, Echo announced it has entered into a definitive merger agreement to be acquired by funds managed by The Jordan Company, a global private equity firm, for $48.25 per share for an equity value of approximately $1.3 billion. As such, the Company will not be updating its outlook for fiscal 2021 or longer-term targets and will not be holding a conference call to discuss the Company’s financial results for the third quarter ended September 30, 2021. Completion of the transaction is subject to approval by the Company’s stockholders, regulatory approvals and other customary closing conditions. The parties expect to close the transaction during the fourth quarter of 2021.
Third Quarter 2021 Highlights
•Revenue increased 42.5% to $985.6 million from the third quarter of 2020
•Gross profit increased 41.6% to $135.2 million from the third quarter of 2020
•Adjusted gross profit(1) increased 38.7% to $139.3 million from the third quarter of 2020
•Truckload ("TL") revenue increased 51.2% to $738.0 million from the third quarter of 2020, and TL volume increased 15.0% from the third quarter of 2020
•Less than truckload ("LTL") revenue increased 25.3% to $219.8 million from the third quarter of 2020, and LTL volume increased 3.1% from the third quarter of 2020
•Transactional revenue increased 42.5% to $761.0 million and Managed Transportation revenue increased 42.5% to $224.6 million from the third quarter of 2020
•Net income increased to $18.9 million, compared to $6.8 million in the third quarter of 2020
•Fully diluted earnings per share ("EPS") increased to $0.70 in the third quarter of 2021; non-GAAP fully diluted EPS(1) increased to $0.93 in the third quarter of 2021
•Adjusted EBITDA(1) grew 83.2% to $40.2 million, compared to $21.9 million in the third quarter of 2020
_____________________________________________________________________________________________
(1)Represents a non-GAAP financial measure. For the definition and a discussion of each non-GAAP financial measure contained in this release, see "Non-GAAP Financial Measures." For a reconciliation of each non-GAAP financial measure to the nearest comparable GAAP financial measure, see the "Reconciliation of Non-GAAP Financial Measures" section of this release.

Exhibit 99.1
Non-GAAP Financial Measures
This release includes the following financial measures defined as "Non-GAAP financial measures" by the Securities and Exchange Commission (the "SEC"): Adjusted gross profit, adjusted gross profit margin, EBITDA, Adjusted EBITDA and Non-GAAP fully diluted EPS. Adjusted gross profit is calculated as gross profit adjusted to exclude internal use software depreciation. It also represents revenue minus transportation costs. Adjusted gross profit margin is calculated as adjusted gross profit (as previously defined) divided by revenue. EBITDA is defined as net income excluding the effects of depreciation, amortization, cash and non-cash interest expense and income taxes. Adjusted EBITDA is defined as EBITDA (as previously defined) excluding the changes in contingent consideration, merger-related transaction costs, and stock compensation expense. Non-GAAP fully diluted EPS is defined as fully diluted EPS excluding changes in contingent consideration, amortization, non-cash interest expense, merger-related transaction costs, stock compensation expense and the tax effect of these adjustments. We believe such measures provide useful information to investors because they provide information about the financial performance of the Company's ongoing business.
Adjusted gross profit, adjusted gross profit margin, EBITDA, Adjusted EBITDA and Non-GAAP fully diluted EPS are used by management in its financial and operational decision-making and evaluation of overall operating performance. These measures may be different from similar measures used by other companies. The presentation of this financial information, which is not prepared under any comprehensive set of accounting rules or principles, is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with generally accepted accounting principles. For a reconciliation of each non-GAAP financial measure to the nearest comparable GAAP financial measure, see "Reconciliation of Non-GAAP Financial Measures" included in this release.
Forward-Looking Statements
All statements made in this release, other than statements of historical fact, are or may be deemed to be forward-looking statements. These statements are forward-looking statements under the federal securities laws. We can give no assurance that any future results discussed in these statements will be achieved. These statements are based on current plans and expectations of Echo Global Logistics and involve risks, uncertainties and other factors that may cause our actual results, performance or achievements to be different from any future results, performance or achievements expressed or implied by these statements. Information concerning these risks, uncertainties and other factors is contained under the headings "Risk Factors" and "Forward-Looking Statements" and elsewhere in our Annual Report on Form 10-K for the year ended December 31, 2020, and other filings with the SEC.

Exhibit 99.1
About Echo Global Logistics
Echo Global Logistics, Inc. (NASDAQ: ECHO) is a leading Fortune 1000 provider of technology-enabled transportation and supply chain management services. Headquartered in Chicago with more than 30 offices around the country, Echo offers freight brokerage and Managed Transportation solutions for all major modes, including truckload, partial truckload, LTL, intermodal and expedited. Echo maintains a proprietary, web-based technology platform that compiles and analyzes data from its network of over 50,000 transportation providers to serve 35,000 clients across a wide range of industries and simplify the critical tasks involved in transportation management. For more information on Echo Global Logistics, visit: www.echo.com.
ECHO: Earnings
INVESTOR RELATIONS CONTACTS:
Pete Rogers
Chief Financial Officer
Echo Global Logistics
312-676-4584
Zach Jecklin
SVP of Strategy
Echo Global Logistics
312-784-2046
MEDIA CONTACT:
Christopher Clemmensen
SVP of Marketing
Echo Global Logistics
312-784-2132

Summarized financial results and select operating metrics are as follows:

	Three Months Ended September 30,
Dollars in millions, except per share data	2021	2020	% change
	(unaudited)
Transactional revenue	$761.0	$533.9	42.5%
Managed Transportation revenue	224.6	157.6	42.5%
Revenue	985.6	691.5	42.5%

Transportation costs (excludes internal use software depreciation)(1)	846.3	591.0	43.2%

Commission expense	40.5	29.8	36.0%
Change in contingent consideration	—	(0.3)	100.0%
Merger-related transaction costs	2.5	—	100.0%
Stock compensation expense	2.6	2.3	11.3%
Other selling, general and administrative	58.6	48.7	20.2%
Selling, general and administrative expenses	104.2	80.5	29.4%

Depreciation	6.3	7.0	(9.2)%
Amortization	2.6	2.7	(4.5)%
Depreciation and amortization	8.9	9.7	(7.9)%

Income from operations	26.2	10.3	155.6%

Cash interest expense	0.6	1.0	(37.1)%
Interest expense	0.6	1.0	(37.1)%
Income before provision for income taxes	25.6	9.2	176.7%
Income tax expense	(6.7)	(2.4)	174.3%
Net income	$18.9	$6.8	177.6%

Fully diluted EPS	$0.70	$0.26	172.0%
Diluted shares	27.0	26.5
Note: Amounts may not foot due to rounding.
(1)Transportation costs excludes internal use software depreciation of $4.1 million and $5.0 million for three months ended September 30, 2021 and 2020, respectively. Internal use software depreciation is included in depreciation expense.

Reconciliation of Non-GAAP Financial Measures	Three Months Ended September 30,
Dollars in millions, except per share data	2021	2020	% change
	(unaudited)
Revenue	$985.6	$691.5	42.5%
Transportation costs	846.3	591.0	43.2%
Internal use software depreciation	4.1	5.0	(17.2)%
Gross profit	$135.2	$95.5	41.6%
Add: Internal use software depreciation	4.1	5.0	(17.2)%
Adjusted gross profit(1)	$139.3	$100.4	38.7%

Net income	$18.9	$6.8	177.6%
Depreciation	6.3	7.0	(9.2)%
Amortization	2.6	2.7	(4.5)%
Cash interest expense	0.6	1.0	(37.1)%
Income tax expense	6.7	2.4	174.3%
EBITDA(1)	$35.1	$19.9	76.3%
Merger-related transaction costs	2.5	—	100.0%
Change in contingent consideration	—	(0.3)	100.0%
Stock compensation expense	2.6	2.3	11.3%
Adjusted EBITDA(1)	$40.2	$21.9	83.2%

Fully diluted EPS	$0.70	$0.26	172.0%
Change in contingent consideration	—	(0.01)	(100.0)%
Amortization	0.10	0.10	(6.4)%
Merger-related transaction costs	0.09	—	100.0%
Stock compensation expense	0.09	0.09	9.1%
Tax effect of adjustments	(0.06)	(0.04)	46.2%
Non-GAAP fully diluted EPS(1)	$0.93	$0.40	133.7%

Operating Metrics
Gross profit margin	13.7%	13.8%	(10)	bps
Adjusted gross profit margin(1)	14.1%	14.5%	(39)	bps
Total employees	2,655	2,513	5.7%
Sales employees and agents	1,719	1,617	6.3%
TL revenue %	74.9%	70.6%	430	bps
LTL revenue %	22.3%	25.4%	(307)	bps
Note: Amounts may not foot due to rounding.
(1)See the "Non-GAAP Financial Measures" section of this release for the definition and a discussion of each Non-GAAP financial measure.

Echo Global Logistics, Inc.
Condensed Consolidated Statements of Operations

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
In thousands, except per share data	(unaudited)		(unaudited)
Revenue	$985,590	$691,495	$2,720,916	$1,757,262

Costs and expenses:
Transportation costs (excludes internal use software depreciation)(1)	846,306	591,048	2,325,553	1,478,864
Selling, general and administrative expenses	104,170	80,533	303,765	235,667
Depreciation and amortization	8,892	9,655	26,277	29,251
Income from operations	26,223	10,259	65,321	13,480
Interest expense	(638)	(1,014)	(2,070)	(5,200)
Income before provision for income taxes	25,585	9,245	63,250	8,280
Income tax expense	(6,659)	(2,427)	(15,761)	(3,444)
Net income	$18,925	$6,818	$47,489	$4,836

Basic earnings per share	$0.72	$0.26	$1.82	$0.19
Diluted earnings per share	$0.70	$0.26	$1.77	$0.18
Note: Amounts may not foot due to rounding.
(1)Transportation costs excludes internal use software depreciation of $4.1 million and $5.0 million for three months ended September 30, 2021 and 2020, respectively; and $11.8 million and $14.7 million for nine months ended September 30, 2021 and 2020, respectively. Internal use software depreciation is included in depreciation expense.

Echo Global Logistics, Inc.
Condensed Consolidated Balance Sheets

	September 30, 2021	December 31, 2020
In thousands	(unaudited)
Cash and cash equivalents	$53,967	$41,297
Accounts receivable, net of allowance for doubtful accounts	576,205	439,391
Other current assets	14,294	12,787
Total noncurrent assets	464,946	470,469
Total assets	$1,109,413	$963,944

Accounts payable	$423,732	$317,692
Other current liabilities	73,713	59,443
Long-term debt, net	104,283	133,945
Other noncurrent liabilities	53,968	53,494
Stockholders’ equity	453,717	399,369
Total liabilities and stockholders’ equity	$1,109,413	$963,944
Note: Amounts may not foot due to rounding.

Echo Global Logistics, Inc.
Condensed Consolidated Statements of Cash Flows

	Nine Months Ended September 30,
	2021	2020
In thousands	(unaudited)
Net cash provided by operating activities	$67,860	$53,367
Net cash used in investing activities	(22,105)	(15,144)
Net cash used in financing activities	(33,085)	(25,269)
Increase in cash and cash equivalents	12,670	12,953
Cash and cash equivalents, beginning of period	41,297	34,626
Cash and cash equivalents, end of period	$53,967	$47,579
Note: Amounts may not foot due to rounding.